UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 5, 2018

(Exact name of registrant as specified in its charter)

Delaware	000-55709	47-1685128
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4400 Route 9 South, Suite 3100, Freehold, New Jersey 07728

(Address of principal executive offices) (zip code)

646-762-4517

 (Registrant’s telephone number, including area code)

Copies to:

Stephen M. Fleming, Esq.

Fleming PLLC

30 Wall Street, 8th Floor

New York, New York 10005

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Item 3.01	Unregistered Sales of Equity Securities

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 5, 2018, William B. Stilley, III was appointed to the Board of Directors of Avalon GloboCare Corp. (the “Company”) to serve as a director of the Company. In addition, the Company expects to appoint Mr. Stilley as Chairman of the Audit Committee upon formation. Mr. Stilley entered into an agreement pursuant to which he will serve as a director. The director agreement provides that he will receive options to acquire 40,000 shares of common stock per year commencing January 1, 2019 at an exercise price equal to the closing price on December 31st of the prior year. The options shall vest in equal amounts quarterly and shall be exercisable for a period of five years. For 2018, the Company granted Mr. Stilley options to acquire 20,000 shares of common stock at an exercise price of $2.30 for a term of five years with 10,000 options vesting immediately and the balance vesting October 1, 2018. In addition, Mr. Stilley will receive $7,500 per quarter for serving as Chairman of the Audit Committee commencing upon formation.

There is no understanding or arrangement between Mr. Stilley and any other person pursuant to which he was appointed as director.  Mr. Stilley does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Mr. Stilley has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000.

Mr. Stilley has served as the Chief Executive Officer of Adial Pharmaceuticals, Inc. (Nasdaq: ADIL) since December 2010, and its Secretary and Treasurer since April 2012 and as a director since April 2011. Prior to joining Adial Pharmaceuticals, Inc., from August 2008 until December 2010, he was the Vice President, Business Development & Strategic Projects at Clinical Data, Inc. (NASDQ CLDA). At Clinical Data, Inc., Mr. Stilley worked on licensing and M&A transactions and was involved in management of Phase 3 clinical trials, production of Viibryd® for initial commercial launch of the product, and sourcing drug product and drug substance for the Phase 3 clinical trials of the company’s vasodilator drug for myocardial stress imaging. From February 2002, Mr. Stilley was the COO and CFO of Adenosine Therapeutics, LLC where he ran the internal operations of the company, including research and development, and all financing activity, until the sale of its principal assets Adenosine Therapeutics were acquired by Clinical Data, Inc. in August 2008. Mr. Stilley has served as an advisor of Adenosine Therapeutics since the sale of its assets to clinical data and its subsequent acquisition of new assets. Deals closed include, without limitation, financings, licenses or acquisition agreements with Johnson & Johnson, Novartis, Santen Pharmaceuticals, Epix Pharmaceuticals, CombinatoRx, ATEL Ventures, Medical Predictive Sciences Corporation, and Novartis Ventures. Mr. Stilley has advised both public and private companies on financing and M&A transactions, has been the interim CFO of a public company, the interim Chief Business Officer of Diffusion Pharmaceuticals from September 2015 through December 2015, and the COO and CFO of a number of private companies. Before entering the business community, Mr. Stilley served as Captain in the U.S. Marine Corps. Mr. Stilley has an MBA with honors from the Darden School of Business and a B.S. in Commerce/Marketing from the McIntire School of Commerce at the University of Virginia. Until recently, he guest lectured at the Darden School of Business in two courses on the management of life science companies and serves on the Board of Virginia BIO, the statewide biotechnology organization. He also holds patents for Stedivaze®, which is currently in Phase 3 clinical development.

On July 9, 2018, Meng Li resigned as a director of the Company. Ms. Li will continue to serve as Chief Operating Officer and Secretary of the Company and will also serve as an observer of the Board of Directors without voting capacity.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Director Agreement by and between Avalon GloboCare Corp. and Tevi Troy dated July 5, 2018

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALON GLOBOCARE CORP.

Dated: July 10, 2018	By:	/s/ Luisa Ingargiola
Name: Luisa Ingargiola
Title: Chief Financial Officer